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Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Relating to Preliminary Prospectus dated April 20, 2010
Registration No. 333-164590

Douglas Dynamics, Inc.

        This free writing prospectus of Douglas Dynamics, Inc. relates only to the offering of its common stock described in, and should be read together with, the revised preliminary prospectus dated April 29, 2010 (the "Preliminary Prospectus"), included in Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-164590). The Preliminary Prospectus included in Amendment No. 6 to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1287213/000104746910004460/a2198387zs-1a.htm

        This free writing prospectus is only a summary of the changes included in the Preliminary Prospectus included in Amendment No. 6 to the Registration Statement and should be read together with the Preliminary Prospectus, including the section entitled "Risk Factors" beginning on page 14 of the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

        This free writing prospectus reflects the following supplements and updates included in the Preliminary Prospectus.

1.
The disclosure set forth on page 3 of the Preliminary Prospectus in the second sentence of the first paragraph under "Prospectus Summary — Our Competitive Strengths" has been updated to read as follows:

        As the market leader in snow and ice control equipment for light trucks, we enjoy a set of competitive advantages versus smaller~~, more regionally focused~~ equipment providers, which allows us to generate robust cash flows in all snowfall environments and to support continued investment in our products, distribution capabilities and brand regardless of annual volume fluctuations.

2.
The disclosure set forth on page 8 of the Preliminary Prospectus in the first sentence under "The Offering — Dividend Policy" has been updated to read as follows:

        Our Board of Directors will adopt a dividend policy, effective upon the consummation of this offering, that reflects an intention to distribute to our stockholders a regular quarterly cash dividend, commencing during the first full fiscal quarter following the consummation of this offering in equal quarterly installments at an initial annual rate of $0.78 per share.

3.
The disclosure set forth on pages 17-18 of the Preliminary Prospectus under "Risk Factors — We face competition from other companies in our industry, and if we are unable to compete effectively with these companies, it could have an adverse effect on our sales and profitability" has been updated to read as follows:

We face competition from other companies in our industry, and if we are unable to compete effectively with these companies, it could have an adverse effect on our sales and profitability. Price competition among our distributors could negatively affect our market share.

        We primarily compete with regional manufacturers of snow and ice control equipment for light trucks. While we are the most geographically diverse company in our industry, we may face increasing competition in the markets in which we operate. In saturated markets, price competition may lead to a decrease in our market share or a compression of our margins, both of which would affect our profitability. Moreover, current or future competitors may grow their market share and develop superior service and may have or may develop greater financial resources, lower costs, superior technology or more favorable operating conditions than we maintain. As a result, competitive pressures we face may cause price reductions for our products, which would affect our profitability or result in decreased sales and operating income. Additionally, the potential for saturation of the markets in which we compete or channel conflicts among our brands and shifts in consumer preferences may increase these competitive pressures or may result in increased competition among our distributors and affect our sales and profitability. In addition, price competition among the distributors that sell our products could lead to margin erosion among our distributors, which could in turn result in compressed margins or loss of market share for us. Management believes that after Douglas, the next largest competitors in the market for snow and ice control equipment for light trucks are BOSS and Meyer, respectively, and accordingly represent our primary competitors for market share.

4.
The disclosure set forth on page 28 of the Preliminary Prospectus in the first sentence of Footnote (1) to the table set forth under "Use of Proceeds" has been updated to read as follows:

(1)
Includes approximately $0.6 million of proceeds due to the voluntary repayment upon the consummation of this offering of a portion of certain loans to former management.

5.
The disclosure set forth on page 29 of the Preliminary Prospectus in the second paragraph under "Dividend Policy and Restrictions" has been updated to read as follows:

        In accordance with this dividend policy and based upon our Board of Directors' review of our historical results of operations and the restrictions in our debt instruments, we currently intend to pay a quarterly dividend on our common stock, commencing during the first full fiscal quarter following the consummation of this offering in equal quarterly installments at an initial annual rate of $0.78 per share.

6.
The disclosure set forth on page 60 of the Preliminary Prospectus in the third sentence of the first paragraph under "Business — Competitive Strengths" has been updated to read as follows:

        As the market leader, we enjoy a set of competitive advantages versus smaller~~, more regionally focused~~ equipment providers, which allows us to generate robust cash flows in all snowfall environments and to support continued investment in our products, distribution capabilities and brand regardless of annual volume fluctuations.

7.
The disclosure set forth on page 61 of the Preliminary Prospectus in the fifth sentence under "Business — Competitive Strengths — Exceptional Customer Loyalty and Brand Equity" has been updated to read as follows:

        Because a professional snowplower can typically recoup the cost of a plow within a very short period of time, and in some cases, as a result of one major snowfall event, we believe quality, reliability and functionality are more important factors in our end-users' purchasing decisions and further believe that ~~our end user~~professional snowplowers are often willing to pay a premium price for reputable products that include these premium features.

8.
The disclosure set forth on pages 65-66 of the Preliminary Prospectus under "Business — Business Strategy — Snow and Ice Control Equipment" has been updated to include the following information after the second sentence of the third paragraph:

        The revenue and gross profit derived from our sales of sand and salt spreaders constitute less than

10% of our total revenue and gross profit. The current retail prices of our sand and salt spreaders generally range from approximately $1,600 to $11,500. Notwithstanding the minor distinctions noted above, we believe nearly all of the products sold under the WESTERN® and FISHER® brands are identical or practically identical to one another (with the only differences generally being cosmetic). Further, the Company's BLIZZARD® product line generally consists of a subset of the products sold under the WESTERN® and FISHER® names, with relatively minor cosmetic differences.

9.
The disclosure set forth on page 78 of the Preliminary Prospectus in the last paragraph under "Management and Board of Directors — Structure of our Board of Directors" has been updated to include the following information at the end of such paragraph:

        In accordance with the listing standards of the NYSE, within twelve months of the listing of our shares on the NYSE, we plan to appoint at least two independent members to replace two non-independent members so that a majority of our Board of Directors will be independent within the meaning of the listing standards of the NYSE.

10.
The disclosure set forth on page 92 the Preliminary Prospectus in the last paragraph under "Executive Compensation — Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2009 and Grants of Plan-Based Awards in Year 2009 Table" has been updated to read as follows:

        Prior to the consummation of this offering, each of these employment agreements will be amended for purposes of complying with Section 409A of the Internal Revenue Code. These amendments provide that it is our intent that the agreements satisfy the requirements of Section 409A and are interpreted consistent with that intent. The amendments further provide that, to the extent required by Section 409A, severance payments that become due under the agreements that are considered deferred compensation at the time of termination of employment will be delayed until the earlier of six months following the applicable executive's termination of employment or the date of the executive's death following termination of employment, at which time all such delayed payments will be paid in lump sum to the executive without interest.

11.
The disclosure set forth on page 103 of the Preliminary Prospectus in the fifth paragraph under "Principal and Selling Stockholders" has been updated to read as follows:

        Each of the selling stockholders, other than our former managers and those who will be acquiring shares pursuant to the exercise of outstanding stock options immediately prior to the consummation of this offering, acquired their respective shares of our common stock from the Aurora Entities in 2004 following the Acquisition at a price of $4.21 per share. Our former managers acquired their shares of common stock upon exercise of stock options, granted in 2004, at an exercise price of $4.21 per share, from 2006 to 2007. Other than Messrs. Janik, McCormick and Adamson, our selling stockholders who hold stock options were granted those options in 2005. Messrs. Janik and McCormick were granted their stock options in 2004 and Mr. Adamson was granted his stock options in 2007. Each of our outstanding stock options bear an exercise price of $4.21 per share.

12.
The table set forth on page 104 of the Preliminary Prospectus under "Principal and Selling Stockholders" has been updated to read as follows:

								Number of Shares of Common Stock Beneficially Owned Immediately After Consummation of this Offering†
	Number of Shares of Common Stock Beneficially Owned Prior to this Offering*			Number of Shares of Common Stock Offered				Assuming the Underwriters' Over-Allotment Option is Not Exercised			Assuming the Underwriters' Over-Allotment Option is Exercised in Full
Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percentage of Class	Assuming the Underwriters' Over-Allotment Option is Not Exercised		Assuming the Underwriters' Over-Allotment Option is Exercised in Full		Number of Shares of Common Stock		Percentage of Class	Number of Shares of Common Stock		Percentage of Class
5% Stockholders
~~Affiliates of Aurora Capital Group~~Aurora Entities	10,399,305	(1)(2)	68.65%	~~3,498,340~~ 2,395,108	(33)	~~4,526,318~~ 3,100,961	(33)	6,821,49~~2~~5	(36)(37)	33.75%	5,771,2~~66~~71	(36)(37)	28.58%
Ares Corporate Opportunities Fund, L.P. and Affiliates(3)	4,770,353	(4)	33.03%	1,601,660		2,073,682		3,166,77~~2~~3	(38)	16.01%	2,694,18~~4~~5	(38)	13.58%
General Electric Pension Trust(5)	2,196,875		15.23%	738,492		956,131		1,458,383		7.38%	1,240,744		6.26%
Directors and Named Executive Officers
James L. Janik	429,946	(6)(7)	2.89%	118,034		152,820		265,8~~49~~50	(7)(39)	1.33%	217,48~~8~~9	(7)(39)	1.08%
Robert L. McCormick	116,565	(7)(8)	**	28,185		36,492		77,380	(7)(40)	**	65,832	(7)(40)	**
Mark Adamson	47,500	(7)(9)	**	28,713		34,166		7,581	(7)(41)	**	—	(41)	—
Keith Hagelin	—		—	—		—		—	(42)	**	—	(42)	—
Jack O. Peiffer	48,972	(7)(10)	**	11,841		15,331		32,510	(7)(43)	**	27,658	(7)(43)	**
Michael W. Wickham	48,972	(7)(11)	**	11,841		15,331		32,510	(7)(44)	**	27,658	(7)(44)	**
Mark Rosenbaum(12)	—		—	—		—		—		—	—		—
Michael Marino(12)	—		—	—		—		—		—	—		—
Nav Rahemtulla(13)	—		—	—		—		—		—	—		—
Jeffrey Serota(13)	—		—	—		—		—		—	—		—
All directors and executive officers as a group (10 persons)	691,955	(7)(14)	4.58%	198,614		254,1~~4~~20		415,83~~0~~1	(7)(45)	2.06%	338,63~~6~~7	(7)(45)	1.68%
Other Selling Stockholders
Richard K. Roeder(15)	11,874	(7)(16)	**	3,992		5,168		7,882	(7)(46)	**	6,706	(7)(46)	**
Richard R. Crowell(17)	17,812	(7)	**	5,988		7,753		11,824	(7)	**	10,059	(7)	**
Gerald L. Parsky(18)	10,399,305	(7)(19)	68.65%	~~3,498,340~~ 9,979	(34)	~~4,526,318~~ 12,921	(34)	6,821,49~~2~~5	(7)(47)	33.75%	5,771,2~~66~~71	(7)(47)	28.58%
John T. Mapes(20)	10,399,305	(7)(21)	68.65%	~~3,498,340~~ 3,992	(35)	~~4,526,318~~ 5,168	(35)	6,821,49~~2~~5	(7)(48)	33.75%	5,771,2~~66~~71	(7)(48)	28.58%
Robert Anderson, Jr.	5,936	(7)(22)	**	1,716		2,220		3,9~~38~~40	(7)(49)	**	3,35~~2~~4	(7)(49)	**
James Hodgson	7,124	(7)(23)	**	1,834		2,375		4,730	(7)(50)	**	4,02~~3~~4	(7)(50)	**
Dale Frey(24)	~~17,812~~ 5,937	(7)(25)	**	~~5,427~~ 1,435		~~7,027~~ 1,859		~~11,825~~ 3,942	(7)(51)	**	~~10,059~~ 3,353	(7)(51)	**
Lawrence A. Bossidy(26)	23,749	(7)(27)	**	7,423		9,612		15,766	(7)(52)	**	13,41~~1~~2	(7)(52)	**
Douglas Dynamics Equity Partners L.P.(28)	34,675	(7)	**	11,656		15,091		23,019	(7)	**	19,584	(7)	**
James R. Roethle(29)	71,630	(7)	**	35,559		46,039		36,071	(7)	**	25,591	(7)	**
Flemming H. Smitsdorff(30)	58,068	(7)	**	29,125		37,708		28,943	(7)	**	20,360	(7)	**
Raymond S. Littlefield(31)	38,712	(7)	**	25,883		33,511		12,829	(7)	**	5,201	(7)	**
Ralph R. Gould(32)	38,712	(7)	**	23,552		30,493		15,160	(7)	**	8,219	(7)	**
Dale F. Frey Family Limited Partnership	11,875	(7)	**	3,992		5,168		7,883	(7)	**	6,707	(7)	**

*
In addition to the number of shares of common stock reflected as beneficially owned in the table above, Aurora Equity Partners II L.P. holds the sole issued and outstanding share of our Series B preferred stock, $.01 par value per share, and Ares holds the sole issued and outstanding share of our Series C preferred stock, $.01 par value per share. Such shares of Series B preferred stock and Series C preferred stock will be redeemed immediately prior to consummation of this offering.

**
Denotes ownership of less than 1%.

~~+~~
~~Exercises of options on a net share basis.~~

13.
The following footnotes set forth on pages 104-108 of the Preliminary Prospectus under "Principal and Selling Stockholders" have been updated to read as follows:

(25)
~~Includes~~Consists of options currently exercisable to purchase 5,937 shares of common stock ~~and~~. Excludes 11,875 shares of common stock held by ~~a limited partnership of which Mr. Frey as co-general partner, shares voting and investment power~~the Dale F. Frey Family Limited Partnership of which Mr. Frey is a limited partner.

(34)
~~Assuming the underwriters' over-allotment option is not exercised, includes 9,979~~Represents shares of common stock being offered by an investment retirement account for Mr. Parsky. ~~Assuming the underwriters' over-allotment option is exercised in full, includes 12,921 shares of common stock being offered by an investment retirement account for Mr. Parsky.~~

(35)
~~Assuming the underwriters' over-allotment option is not exercised, includes 3,992~~Represents shares of common stock being offered by an investment retirement account for Mr. Mapes. ~~Assuming the underwriters' over-allotment option is exercised in full, includes 5,168 shares of common stock being offered by an investment retirement account for Mr. Mapes.~~

(36)
Assuming the underwriters' over-allotment option is not exercised, includes an aggregate of 4,729,891 shares of common stock held of record by the Aurora Entities (of which 4,667,930 are held of record by Aurora Equity Partners II L.P. and 61,961 are held of record by Aurora Overseas Equity Partners II, L.P.) and 2,091,60~~1~~4 Aurora Voting Shares. The 2,091,60~~1~~4 "Aurora Voting Shares" consist of (i) 633,2~~18~~21 shares held of record by certain securityholders (other than GEPT and Ares) who have granted an irrevocable proxy to the Aurora Entities to vote all of their shares as the Aurora Entities shall determine (includes currently exercisable options to purchase 444,46~~6~~9 shares of common stock held by certain advisors and former advisors to Aurora Capital Group, Messrs. Wickham and Peiffer and members of management of Douglas Dynamics (see footnote (37)), and (ii) 1,458,383 shares held of record held by GEPT, which generally has agreed to vote all of its shares of stock in the same manner as the Aurora Entities vote their shares. The proxy and voting agreement are described more completely under "Certain Relationships and Related Party Transactions—Securityholders Agreement."

Assuming the underwriters' over-allotment option is exercised in full, includes an aggregate of 4,024,038 shares of common stock held of record by the Aurora Entities (of which 3,971,324 are held of record by Aurora Equity Partners II L.P. and 52,714 are held of record by Aurora Overseas Equity Partners II, L.P.) and 1,747,2~~28~~33 Aurora Voting Shares. The 1,747,2~~28~~33 "Aurora Voting Shares" consist of (i) 506,489 shares held of record by certain securityholders (other than GEPT and Ares) who have granted an irrevocable proxy to the Aurora Entities to vote all of their shares as the Aurora Entities shall determine (includes currently exercisable options to purchase 365,21~~0~~5 shares of common stock held by certain advisors and former advisors to Aurora Capital Group, Messrs. Wickham and Peiffer and members of management of Douglas Dynamics (see footnote (37)), and (ii) 1,240,744 shares held of record held by GEPT, which generally has agreed to vote all of its shares of stock in the same manner as the Aurora Entities vote their shares. The proxy and voting agreement are described more completely under "Certain Relationships and Related Party Transactions—Securityholders Agreement."

(37)
Assuming the underwriters' over-allotment option is not exercised, includes currently exercisable options to purchase 444,46~~6~~9 shares of common stock. Such options are held by certain advisors and former advisors to Aurora Capital Group, Messrs. Wickham and Peiffer and members of management of Douglas Dynamics. The shares issuable upon exercise of these options are subject to the proxies granted to the Aurora Entities described in footnote (36).

Assuming the underwriters' over-allotment option is exercised in full, includes currently exercisable options to purchase 365,21~~0~~5 shares of common stock. Such options are held by certain advisors to Aurora Capital Group, Messrs. Wickham and Peiffer and certain members of management of Douglas Dynamics. The shares issuable upon exercise of these options are subject to the proxies granted to the Aurora Entities described in footnote (36).

(38)
Assuming the underwriters' over-allotment option is not exercised, includes currently exercisable options to purchase 13,51~~1~~2 shares of common stock held by Ares. Assuming the underwriters' over-allotment option is exercised in full, includes currently exercisable options to purchase 11,49~~4~~5 shares of common stock held by Ares. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such option, in accordance with the terms of the option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 1,920 shares issuable pursuant to such option, and assuming the over-allotment option is exercised in full, this would result in a reduction of 2,486 shares issuable pursuant to such option.

(39)
Assuming the underwriters' over-allotment option is not exercised, consists of currently exercisable options to purchase 265,8~~49~~50 shares of common stock. Assuming the underwriters' over-allotment option is exercised in full, consists of currently exercisable options to purchase 217,48~~8~~9 shares of common stock. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such option, in accordance with the terms of the option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 46,062 shares issuable pursuant to such option, and assuming the over-allotment option is exercised in full, this would result in a reduction of 59,637 shares issuable pursuant to such option. Excludes (i) 41,871.25 deferred stock units which are not convertible into shares of common stock within 60 days of April 16, 2010; however, such deferred stock units will automatically convert into an equivalent number of shares of common stock upon expiration of the lock-up agreement to be entered into by Mr. Janik in connection with this offering and (ii) 122,018 shares of restricted stock to be granted immediately prior to the effectiveness of the registration statement which will not have voting rights until such stock vests and is subject to the transfer restrictions described in "Certain Relationships and Related Party Transactions—Related Party Transactions—Securityholders Agreement—Transfer Restrictions."

(40)
Assuming the underwriters' over-allotment option is not exercised, consists of currently exercisable options to purchase 77,380 shares of common stock. Assuming the underwriters' over-allotment option is exercised in full, consists of currently exercisable options to purchase 65,832 shares of common stock. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such option, in accordance with the terms of the option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 10,999 shares issuable pursuant to such option, and assuming the over-allotment option is exercised in full, this would result in a reduction of 14,240 shares issuable pursuant to such option. Excludes 62,205 shares of restricted stock to be granted immediately prior to the effectiveness of the registration statement which will not have voting rights until such stock vests and is subject to the transfer restrictions described in "Certain Relationships and Related Party Transactions—Related Party Transactions—Securityholders Agreement—Transfer Restrictions."

(41)
Assuming the underwriters' over-allotment option is not exercised, consists of currently exercisable options to purchase 7,581 shares of common stock. Assuming the underwriters' over-allotment option is exercised in full, consists of currently exercisable options to purchase 0 shares of common stock. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such option, in accordance with the terms of the option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 11,205 shares issuable pursuant to such option, and assuming the over-allotment option is exercised in full, this would result in a reduction of 13,333 shares issuable pursuant to such option. Excludes 2,392 shares of restricted stock to be granted immediately prior to the effectiveness of the registration statement which will not have voting rights until such stock vests and is subject to the transfer restrictions described in "Certain Relationships and Related Party Transactions—Related Party Transactions—Securityholders Agreement—Transfer Restrictions."

(43)
Assuming the underwriters' over-allotment option is not exercised, consists of currently exercisable options to purchase 32,510 shares of common stock. Assuming the underwriters' over-allotment option is exercised in full, consists of currently exercisable options to purchase 27,658 shares of common stock. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such option, in accordance with the terms of the option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 4,620 shares issuable pursuant to such option, and assuming the over-allotment option is exercised in full, this would result in a reduction of 5,982 shares issuable pursuant to such option.

(44)
Assuming the underwriters' over-allotment option is not exercised, consists of currently exercisable options to purchase 32,510 shares of common stock. Assuming the underwriters' over-allotment option is exercised in full, consists of currently exercisable options to purchase 27,658 shares of common stock. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such option, in accordance with the terms of the option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 4,620 shares issuable pursuant to such option, and assuming the over-allotment option is exercised in full, this would result in a reduction of 5,982 shares issuable pursuant to such option.

(45)
Assuming the underwriters' over-allotment option is not exercised, consists of currently exercisable options to purchase 415,83~~0~~1 shares of common stock. Assuming the underwriters' over-allotment option is exercised in full, consists of currently exercisable options to purchase 338,63~~6~~7 shares of common stock. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such options, in accordance with the terms of the applicable option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 77,507 shares issuable pursuant to such options, and assuming the over-allotment option is exercised in full, this would result in a reduction of 99,176 shares issuable pursuant to such options. Excludes 209,343 shares of restricted stock to be granted immediately prior to the effectiveness of the registration statement which will not have voting rights until such stock vests and is subject to the transfer restrictions described in "Certain Relationships and Related Party Transactions—Related Party Transactions—Securityholders Agreement—Transfer Restrictions."

(49)
Assuming the underwriters' over-allotment option is not exercised, consists of 1,970 shares of common stock and currently exercisable options to purchase 1,9~~68~~70 shares of common stock held in certain trusts of which Mr. Anderson serves as trustee. Assuming the underwriters' over-allotment option is exercised in full, consists of 1,676 shares of common stock and currently exercisable options to purchase 1,67~~6~~8 shares of common stock held in certain trusts of which Mr. Anderson serves as trustee. These amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such options, in accordance with the terms of the applicable option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 280 shares issuable pursuant to such options, and assuming the over-allotment option is exercised in full, this would result in a reduction of 362 shares issuable pursuant to such options.

(50)
Assuming the underwriters' over-allotment option is not exercised, consists of options currently exercisable to purchase 3,942 shares of common stock owned directly by Mr. Hodgson and 788 shares of common stock held by the James D. and Maria D. Hodgson Inter Vivos Personal Trust of which Mr. Hodgson, as co-trustee, shares voting and investment power. Assuming the underwriters' over-allotment option is exercised in full, consists of options currently exercisable to purchase 3,35~~2~~3 shares of common stock owned directly by Mr. Hodgson and 671 shares of common stock held by the James D. and Maria D. Hodgson Inter Vivos Personal Trust of which Mr. Hodgson, as co-trustee, shares voting and investment power. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such option, in accordance with the terms of the option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 560 shares issuable pursuant to such option, and assuming the over-allotment option is exercised in full, this would result in a reduction of 725 shares issuable pursuant to such option.

(51)
Assuming the underwriters' over-allotment option is not exercised, ~~includes~~consists of options currently exercisable to purchase 3,942 shares of common stock ~~owned directly by Mr. Frey and 7,883 shares of common stock held by a limited parnership of which Mr. Frey, as co-general partner, shares voting and investment power~~. Assuming the underwriters' over-allotment option is exercised in full, ~~includes~~consists of options currently exercisable to purchase 3,35~~2~~3 shares of common stock ~~owned directly by Mr. Frey and 6,707 shares of common stock held by the limited parnership referenced above~~. Excludes shares of common stock held by the Dale F. Frey Family Limited Partnership of which Mr. Frey is a limited partner. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such option, in accordance with the terms of the option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 560 shares issuable pursuant to such option, and assuming the over-allotment option is exercised in full, this would result in a reduction of 725 shares issuable pursuant to such option.

(52)
Assuming the underwriters' over-allotment option is not exercised, includes options currently exercisable to purchase 3,942 shares of common stock. Assuming the underwriters' over-allotment option is exercised in full, includes options currently exercisable to purchase 3,35~~2~~3 shares of common stock. Both amounts are calculated based on the exercise price for the options exercised and sold in this offering being paid through a reduction in the amount of shares otherwise issuable pursuant to such option, in accordance with the terms of the option award. Assuming the over-allotment option is not exercised, this would result in a reduction of 560 shares issuable pursuant to such option, and assuming the over-allotment option is exercised in full, this would result in a reduction of 725 shares issuable pursuant to such option.
14.
The disclosure set forth on pages 109-110 of the Preliminary Prospectus in the first and second bullet points under "Certain Relationships and Related Party Transactions — Related Party Transactions — Promissory Notes/Pledge and Security Agreements" has been updated to include the following information for Messrs. Smitsdorff and Roethle, respectively:

•
Mr. Smitsdorff has voluntarily agreed to apply a portion of the proceeds from the sale of a portion of his shares in this offering towards the repayment of the promissory notes.

  •
  Mr. Roethle has voluntarily agreed to apply a portion of the proceeds from the sale of a portion of his shares in this offering towards the repayment of the promissory notes.

15.
The disclosure set forth on page F-4 of the Preliminary Prospectus has been updated to include the following information:

	2009	2008	2007
Pro forma weighted average common shares outstanding (unaudited)
Basic	14,423,470	14,611,855	14,468,975
Diluted	14,748,798	14,972,689	14,468,975
Pro forma earnings (loss) per share (unaudited)
Basic	$0.68	$0.79	$(0.07)
Diluted	$0.67	$0.77	$(0.07)
16.
The disclosure set forth on page F-7 of the Preliminary Prospectus has been updated under "Note 2 — Summary of Significant Accounting Policies" to include the following information after the section entitled "Principles of consolidation":

Unaudited pro forma net income (loss) per common share and weighted average common shares outstanding

        The pro forma basic and diluted net income (loss) per common share and pro forma basic and diluted weighted average shares are unaudited and give effect for all periods to the 23.75 for 1.00 stock split of the Company's common stock to occur immediately prior to the completion of this offering.

17.
The disclosure set forth on page F-31 of the Preliminary Prospectus has been updated under "Note 14 — Earnings Per Share" to include the following information at the end of such note:

        The following reflects the pro forma weighted average shares that were used to calculate pro forma basic and diluted earnings per share as a result of the 23.75 for 1.00 stock split of the Company's common stock to occur immediately prior to the completion of this offering:

	2009	2008	2007
Pro forma weighted average common shares outstanding	14,423,470	14,611,855	14,468,975
Pro forma incremental shares applicable to common stock options	325,328	360,834	—

Pro forma diluted weighted average common shares outstanding	14,748,798	14,792,689	14,468,975

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PRELIMINARY PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU A PROSPECTUS IF YOU REQUEST IT BY CALLING CREDIT SUISSE AT (800) 221-1037.

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  Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Relating to Preliminary Prospectus dated April 20, 2010 Registration No. 333-164590